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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

COMMERCIAL METALS COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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2) Form, Schedule or Registration Statement No.:

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4) Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held January 26, 2006
       The Annual Meeting of Stockholders of Commercial Metals Company, a Delaware corporation, will be held in the amphitheater at the Four Seasons conference center, 4150 North MacArthur Boulevard, Irving, Texas, on January 26, 2006, at 10:00 a.m., Central Standard Time. If you are planning to attend the meeting in person, please check the appropriate space on the enclosed proxy card. A map is included on the back cover of the attached Proxy Statement. The meeting will be held for the following purposes:

(1) To elect three persons to serve as directors until the 2009 annual meeting of stockholders and until their successors are elected;

(2) To consider and act upon a proposal to amend our restated certificate of incorporation to increase the number of authorized shares of our common stock from 100,000,000 to 200,000,000 with no change in the number of authorized shares of preferred stock;

(3) To consider and act upon a proposal to amend our restated certificate of incorporation to decrease the par value of our common stock from $5.00 per share to $.01 per share;

(4) To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2006; and

(5) To transact such other business as may properly come before the meeting or any adjournments of the meeting.
      Only stockholders of record on November 28, 2005, are entitled to notice of and to vote at the meeting or any adjournments of the meeting.
      You are cordially invited to attend the annual meeting. Whether or not you plan to attend the meeting in person, you are urged to fill out, sign and mail promptly the enclosed proxy card in the accompanying envelope on which no postage is required if mailed in the United States. Alternatively, you may vote your shares via telephone or the internet as described on the enclosed proxy card. Proxies forwarded by or for brokers or fiduciaries should be returned as requested by them. The prompt return of proxies will save the expense involved in further communication.

By Order of the Board of Directors,

David M. Sudbury
Vice President, Secretary
and General Counsel
Dallas, Texas
December 12, 2005

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
OUTSTANDING VOTING SECURITIES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
PROPOSAL I
ELECTION OF DIRECTORS
NOMINEES
DIRECTORS CONTINUING IN OFFICE
SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS
RETIREMENT BENEFITS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCK PERFORMANCE GRAPH
PROPOSAL II PROPOSAL TO ADOPT AN AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
PROPOSAL III PROPOSAL TO ADOPT AN AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO DECREASE THE PAR VALUE OF THE COMMON STOCK
AUDIT COMMITTEE REPORT
PROPOSAL IV RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
GENERAL
OTHER BUSINESS
DIRECTIONS TO COMMERCIAL METALS COMPANY ANNUAL MEETING OF STOCKHOLDERS

COMMERCIAL METALS COMPANY
6565 North MacArthur Boulevard
Irving, Texas 75039
Telephone (214) 689-4300
PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held January 26, 2006
       This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Commercial Metals Company for use at the annual meeting of our stockholders to be held on January 26, 2006, and at any and all adjournments of the meeting. The approximate date on which this proxy statement and accompanying proxy card are first being sent or given to stockholders is December 12, 2005.
      Shares represented by each proxy, if properly executed and returned to us prior to the meeting, will be voted as directed, but if not otherwise specified, will be voted for the election of three directors, for approval of the proposals to amend our restated certificate of incorporation to increase the number of authorized shares of our common stock from 100,000,000 to 200,000,000 and decrease the par value of our common stock from $5.00 per share to $.01 per share and to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, all as recommended by our Board of Directors. A stockholder executing the proxy may revoke it at any time before it is voted by giving written notice to the Secretary of Commercial Metals Company, by subsequently executing and delivering a new proxy or by voting in person at the meeting (although attending the meeting without executing a ballot or executing a subsequent proxy will not constitute revocation of a proxy).
      Stockholders of record can simplify their voting and reduce our cost by voting their shares via telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. If a stockholder’s shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend upon the voting processes of the bank or broker. Accordingly, stockholders should follow the voting instructions on the form they receive from their bank or broker.
      Stockholders who elect to vote via the Internet may incur telecommunications and Internet access charges and other costs for which they are solely responsible. The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m., Eastern Standard Time, on the evening before the annual meeting. Instructions for voting via telephone or the Internet are contained in the enclosed proxy card.
OUTSTANDING VOTING SECURITIES
      On November 28, 2005, the record date for determining stockholders entitled to vote at the annual meeting, we had outstanding 58,389,580 shares of our common stock, par value $5.00 per share, not including 6,140,752 treasury shares. Each share of our common stock is entitled to one vote for each director to be elected and upon all other matters to be brought to a vote. We had no shares of preferred stock outstanding at November 28, 2005.
      The presence of a majority of our outstanding common stock represented in person or by proxy at the meeting will constitute a quorum. Shares represented by proxies that are marked “abstain” will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker. Such shares as to which authority to vote is withheld are called broker non-votes.
      The three nominees receiving the highest vote totals will be elected as directors. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors.
      The proposals to amend our restated certificate of incorporation to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000 shares and decrease the par value of our common stock from $5.00 per share to $.01 per share, will require the affirmative vote of the holders of a majority of our outstanding common stock. Accordingly, abstentions and broker non-votes will have the same effect as a vote against such proposal.
      All other matters to be voted on will be decided by the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote. A broker non-vote on such matters will not be counted as an affirmative vote or a negative vote because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority.
      Management has designated the proxies named in the accompanying form of proxy.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
      On the basis of filings with the Securities and Exchange Commission and other information, we believe that as of the record date the following person, including groups of persons, beneficially owned more than 5% of our outstanding common stock:

	Amount and Nature		Percent
Name and Address	of Beneficial Ownership		of Class

Dimensional Fund Advisors Inc.	3,994,478	(1)	6.78%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

(1)	Based on Amendment No. 5 to Schedule 13G report filed with the Securities and Exchange Commission on February 6, 2005, as adjusted by the two-for-one stock split subsequent to the date of the reported ownership.

      The following table sets forth information known to us about the beneficial ownership of our common stock as of December 2, 2005, by each director and nominee for director, the Chief Executive Officer, the other executive officers included in the Summary Compensation Table, and all current directors, nominees for director and executive officers as a group. Unless stated otherwise in the notes to the table, each person named below has sole authority to vote and invest the shares listed.

	Owned
	Shares of	Option Shares	Total Shares of	Percentage of
	Common	of Common	Common Stock	Common Stock
Name	Stock	Stock(1)	Beneficially Owned	Beneficially Owned

Adams, Harold L.	5,000	3,000	8,000	*
Feldman, Moses(2)	556,014	3,000	559,014	*
Loewenberg, Ralph E.(3)	17,000	6,705	23,705	*
Massaro, Anthony A.	6,000	59,399	65,399	*
McClean, Murray R.	41,743	40,600	82,343	*
Neary, Robert D.	12,000	23,224	35,224	*
Owen, Dorothy G.	582,204	84,810	667,014	1.14%
Rabin, Stanley A.	928,184	337,400	1,265,584	2.16%
Rinn, Russell B.	36,526	107,048	143,574	*
Selig, Clyde P.	177,233	77,564	254,797	*
Smith, J. David	2,000	6,835	8,835	*
Womack, Robert R.	19,342	9,000	28,342	*
Zoellner, Hanns	24,151	68,700	92,851	*
All current directors and executive officers as a group (19 persons)	3,001,624	1,100,279	4,101,903	6.90%

*	Less than one percent

(1)	Represents shares subject to options exercisable within 60 days of December 2, 2005.

(2)	Moses Feldman has sole voting and dispositive power over 156,014 shares and shared voting and dispositive power over 400,000 shares. Includes 200,000 shares owned by the Marital Trust under the Trust Indenture created by the Will of Jacob Feldman of which Moses Feldman is one of four trustees and 200,000 shares owned of record by The Feldman Foundation, a Texas non-profit corporation, of which Moses Feldman is one of three voting directors. Moses Feldman disclaims beneficial ownership as to all shares held by The Feldman Foundation and the Marital Trust.

(3)	Mr. Loewenberg is one of four trustees of the Marital Trust under the Trust Indenture created by the Will of Jacob Feldman which owns 200,000 shares. Mr. Loewenberg disclaims any beneficial interest as to such shares.
PROPOSAL I
ELECTION OF DIRECTORS
      The size of our Board of Directors had been 10 members. Our restated certificate of incorporation divides the Board of Directors into three classes. The term of office of the three existing Class II directors expires at this annual meeting of stockholders. Because Clyde P. Selig is retiring as a director, there are only two Class II nominees standing for election, and the size of our Board has been reduced to nine members. The term of the four Class III directors ends at the 2007 annual meeting of stockholders, and the term of the three Class I directors ends at the 2008 annual meeting of stockholders. Proxies cannot be voted for the election of more than three persons to the Board of Directors at the meeting. On January 22, 2004, the stockholders elected nominee Harold L. Adams to the Board of Directors as a Class III director. To equally divide our nine directors into three classes of three directors, Mr. Adams agreed to stand for election at this annual meeting of stockholders with the other Class II nominees.

      Each nominee has consented to being named in this proxy statement and to serve if elected. If any nominee becomes unavailable for any reason, the shares represented by the proxies will be voted for the person, if any, as may be designated by our Board of Directors. However, management has no reason to believe that any nominee will be unavailable.
      The following table sets forth information about the directors. All directors have been employed in substantially the same positions set forth in the table for at least the past five years except for Messrs. Massaro, and Feldman. Mr. Massaro retired as President and Chief Executive Officer of Lincoln Electric Holdings, Inc. in June 2004 and as Chairman of the Board in October 2004. Mr. Feldman was named Chairman of AeroMed, Inc. in July 2005, having previously served as its President and CEO.
NOMINEES

		Served as
Name, Principal		Director
Occupation and Business	Age	Since

Class II — Term to Expire in 2009
Anthony A. Massaro Retired – Former Chairman, President and Chief Executive Officer of Lincoln Electric Holdings, Inc.	61	1999
Robert D. Neary Retired – Former Co-Chairman of Ernst & Young	72	2001
Harold L. Adams Chairman Emeritus, RTKL Associates Inc.	66	2004
DIRECTORS CONTINUING IN OFFICE

Class III — Term to Expire in 2007
Moses Feldman President, AeroMed, Inc.	65	1976
Ralph E. Loewenberg President, R. E. Loewenberg Capital Management Corporation	66	1971
Stanley A. Rabin Chairman, President and Chief Executive Officer, Commercial Metals Company	67	1979
Class I — Term to Expire in 2008
Dorothy G. Owen Retired – Former Chairman of the Board, Owen Steel Company, Inc.; Management of Investments	70	1995
J. David Smith Chairman, President and Chief Executive Officer, Euramax International, Inc.	56	2004
Robert R. Womack Retired – Former Chairman and Chief Executive Officer, Zurn Industries, Inc. and Chief Executive of U.S. Industries Bath and Plumbing Products Group.	68	1999
      Mr. Adams is a director of Legg Mason, Inc. and Lincoln Electric Holdings, Inc. Mr. Massaro is a director of PNC Financial Services Group, Inc. Mr. Neary is a director of Strategic Distribution, Inc. and is Chairman of the Board of Trustees of Allegiant Funds and Allegiant Advantage Fund. Mr. Smith is a director of Euramax International, Inc. Mr. Womack is a director of Jacuzzi Brands, Inc.

ADDITIONAL INFORMATION RELATING TO CORPORATE GOVERNANCE
AND THE BOARD OF DIRECTORS
      Corporate Governance. Our Board of Directors has determined, after considering all the relevant facts and circumstances, that Messrs. Adams, Feldman, Loewenberg, Massaro, Neary, Smith, and Womack, and Ms. Owen are independent, as “independence” is defined by the revised listing standards of the New York Stock Exchange, because they have no direct or indirect material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).
      The Board of Directors has established the following requirements and guidelines to assist it in determining director independence in accordance with the revised listing standards of the New York Stock Exchange:
      A director will not be independent if, within the preceding five years, the director or an immediate family member:

(i) received more than $100,000 per year in direct compensation from the Company other than director and committee fees and deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), unless all independent directors unanimously determine that such compensatory relationship is not material;

(ii) was affiliated with or employed in a professional capacity by a present or former internal or external auditor of the Company;

(iii) was employed as an executive officer of another company where any Company employee serves on that company’s compensation committee; or

(iv) is an executive officer of another company (a) that accounts for at least 2% or $1 million, whichever is greater, of the Company’s consolidated gross revenue or (b) for which the Company accounts for at least 2% or $1 million, whichever is greater, of such other company’s consolidated gross revenues.
      The following categorical standards for commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (i) if the director or immediate family member is an executive officer of a company which is indebted to the Company, or to which the Company is indebted, and the total amount of either entity’s indebtedness to the other is less than 1% percent of the total consolidated assets of the other company; and (ii) if a director or immediate family member serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization are less than ten percent of that organization’s total annual charitable receipts.
      We have three standing board committees, Audit, Compensation and Nominating and Corporate Governance. Membership of each of these Committees is comprised entirely of independent directors. The Board of Directors has adopted charters for each of these Committees describing the authority and responsibilities delegated to each Committee by the board. Our Board of Directors has also adopted corporate governance guidelines. All Committee charters, corporate governance guidelines, financial code of ethics and other information is available at our website, www.commercialmetals.com and such information is available in print to any shareholder who requests it.
      Non-management directors regularly schedule executive sessions in which non-management directors meet without the presence of management. The presiding director of such executive sessions is the Chairman of the Nominating and Corporate Governance Committee, currently Mr. Massaro. Interested parties may communicate with the non-management directors by submitting a letter addressed to Non-management Directors c/o General Counsel at P.O. Box 1046, Dallas, Texas 75221.
      Meetings of the Board of Directors. During the fiscal year ended August 31, 2005, the entire Board of Directors met eight times, of which seven were regularly scheduled meetings and one was a special meeting. All directors attended at least seventy-five percent or more of the meetings of the Board and of the Committees on which they served.

      Audit Committee. The Board of Directors has a standing Audit Committee which performs the activities more fully described in the Audit Committee Report on page 20. The members of the Audit Committee during fiscal year 2005 were Messrs. Adams, Feldman, Neary, Smith and Womack. Mr. Womack was Chairman of the Comittee until January 27, 2005, at which time Mr. Neary was named Chairman. Mr Adams was appointed to the Committee on January 27, 2005. During the fiscal year ended August 31, 2005, the Audit Committee met nine times. Mr. Neary, also serves on the audit committee of Strategic Distribution, Inc., Allegiant Funds and Allegiant Advantage Fund. Under the rules of the New York Stock Exchange, if an audit committee member simultaneously serves on the audit committees of more than three public companies, and the listed company does not limit the number of audit committees on which its audit committee members serve to three or less, then in each case, the board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the listed company’s audit committee. The Board of Directors has determined that Mr. Neary’s simultaneous service on the audit committees of more than three public companies will not impair his ability to serve effectively as a member of the Company’s Audit Committee.
      Compensation Committee. The Board of Directors has a standing Compensation Committee that is responsible for the matters described in the Committee’s charter including annually reviewing and approving corporate goals and objectives relevant to the CEO’s compensation, evaluating the CEO’s performance in light of those goals and objectives and setting the CEO’s compensation based on this evaluation as well as assisting the Board in the discharge of its responsibilities relating to the establishment, administration and monitoring of fair and competitive compensation and benefits programs for the Company’s executive officers and other executives. Messrs. Feldman, Loewenberg, Neary and Massaro served as members of the Committee during fiscal year 2005. Mr. Adams was a member of the Committee until January 27, 2005, when replaced by Mr. Womack. Mr. Womack replaced Mr. Loewenberg as Committee Chairman on January 27, 2005. The Compensation Committee met five times during the fiscal year ended August 31, 2005, to establish the CEO’s salary and bonus, make recommendations to the Board of Directors as to salary and bonus compensation for other executive officers, to review compensation policies, approve the issuance of restricted stock awards and grants of stock appreciation rights, conduct Committee self-assessment and consider the Committee’s charter.
      Nominating and Corporate Governance Committee. The Board of Directors has a standing Nominating and Corporate Governance Committee that is responsible for the matters described in the Committee’s charter including efforts to identify and make recommendations as to individuals qualified to be nominated for election to the Board of Directors, reviewing management succession planning, and corporate governance matters. During 2005, the Nominating and Corporate Governance Committee consisted of Messrs. Massaro (Chairman), Adams, Feldman, Loewenberg, Neary, Smith, and Womack, and Ms. Owen. The Nominating and Corporate Governance Committee met four times during the fiscal year ended August 31, 2005, to consider Board structure, corporate governance matters including governance guidelines and Committee charters, Committee and Board self-assessment process, candidates for directors and executive officer succession. The Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the names, biographical data and qualifications of such persons are submitted in writing in a timely manner addressed to the attention of the Committee and delivered to the Secretary of Commercial Metals Company at P.O. Box 1046, Dallas, Texas 75221.
      Compensation of Non-employee Directors. None of our employees receive additional compensation for serving as a director. Messrs. Adams, Feldman, Loewenberg, Massaro, Neary, Smith, and Womack, and Ms. Owen were paid an annual fee of $40,000 and $1,500 for each Board meeting and Committee meeting. Effective as of October 2005, the annual fee was increased to $50,000. Chairmen of the Audit, Compensation and Nominating and Corporate Governance Committees receive an additional payment of $5,000 per year which was increased to $7,500 per year effective October, 2005. We also reimburse the directors for expenses in connection with their attendance at Board and Committee meetings.
      The 1999 Non-Employee Director Stock Option Plan approved at the 2000 annual meeting of stockholders and as amended by stockholders at the 2005 annual meeting provides that each non-employee director receive on the date of each annual meeting of stockholders either an option to acquire, as adjusted for our June, 2002 and January 2005, two-for-one stock dividends, 12,000 shares or a grant of 2,000 shares of restricted stock. Directors elected to fill vacancies between annual meetings receive a grant for a pro rata amount based on their period of service before the next annual meeting. Each non-employee director received on January 27, 2005, a grant of 2,000 shares of restricted stock. These restricted shares vest in two equal annual installments beginning one year from the date of the award. In addition, each non-employee director may make an irrevocable election prior to January 1 of each year, to accept an additional option grant in lieu of all or part of the annual cash fee to be paid for that year. The number of shares subject to option as a result of this election is determined by dividing the amount of the annual fee subject to the election by the Black-Scholes value for one share as of the grant date. The grant date is the date of the annual meeting of stockholders following the calendar year covered by the election. Messrs. Loewenberg and Massaro and Smith elected to receive an option to acquire shares of common stock January 27, 2005 in lieu of receipt of all or a portion of the annual cash fee otherwise payable for calendar year 2004. Messrs. Loewenberg and Massaro each received an option for 3,705 shares and J. David Smith received an option for 835 shares, all at $27.15, the average of the high and low price on the date of grant, January 27, 2005.
      The exercise price for all options granted non-employee directors shall be the fair market value on the day of grant. One-half of the number of the shares covered by each option vests on the first anniversary of the date of grant with the remaining one-half vesting on the second anniversary or immediately upon a change in control. All options received as a result of a non-employee director’s election to receive an option in lieu of the cash retainer are fully vested on the date of grant. All non-employee director options terminate on the earliest of (i) the seventh anniversary of the date of grant; (ii) one year after termination of service by reason of death or disability; (iii) two years after termination of service by reason of retirement after age sixty-two; or (iv) thirty days following termination of service for any other reason. These options are “non-qualified” options under §422A of the Internal Revenue Code.
SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers and beneficial owners of more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and any of our other equity securities. Based solely upon our review of the copies of such forms received by us or written representations that no Form 5’s were required from reporting persons, we believe that all such reports were submitted on a timely basis during the year ended August 31, 2005, except that director G. Owen on January 6, 2005, filed an amendment to a Form 4 filed December 21, 2004 to correct from 5,000 to 10,000 the number of shares she gifted to a charitable trust of which she is a Trustee.

EXECUTIVE COMPENSATION
      The following table sets forth information concerning compensation paid during each of the last three fiscal years to the Chief Executive Officer and the named executive officers.
SUMMARY COMPENSATION TABLE

				Long-Term
				Compensation

		Annual Compensation		Restricted
				Stock			All Other
	Fiscal	Salary	Bonus	Award(s)	Option/SARs	LTIP Payouts	Compensation
Name and Principal Position	Year	($)	($)	($)(1)	(#)(2)	($)(3)	($)(4)

Stanley A. Rabin	2005	600,000	2,000,000	359,890	35,200	630,000	652,292
Chairman, President and	2004	550,000	1,650,000	0	83,600	345,729	369,536
Chief Executive Officer	2003	525,000	240,000	0	83,600	0	35,072
Clyde P. Selig	2005	380,000	900,000	0	0	315,000	362,299
Vice President; CMC Steel	2004	350,000	800,000	0	0	101,899	167,053
Group – President and	2003	350,000	134,500	0	0	0	22,670
Chief Executive Officer
Murray R. McClean	2005	400,000	1,000,000	191,114	18,800	192,000	225,292
Executive Vice President and	2004	320,000	750,000	0	30,000	112,817	102,268
Chief Operating Officer	2003	320,000	380,000	0	30,000	0	27,353
Russell B. Rinn	2005	325,000	700,000	141,474	13,900	172,800	201,639
Vice President; CMC Steel	2004	300,000	570,000	0	30,000	76,424	102,017
Group – Chief Operating Officer	2003	288,000	128,000	0	30,000	0	20,904
Hanns Zoellner(5)	2005	370,981	750,000	141,474	13,900	166,740	44,628
Vice President; Marketing	2004	321,179	640,000	0	21,000	76,233	38,512
and Distribution	2003	296,349	350,000	0	20,800	0	33,514
Segment – President

(1)	Awards of restricted stock under our 1996 Long-Term Stock Incentive Plans based on the closing market price of our common stock on July 8, 2005, the date of grant. These awards vest and restrictions lapse in three substantially equal annual installments each anniversary of the grant date subject to continued employment on such date. Cash dividend equivalents are paid on restricted stock. The number and value of all shares of restricted stock owned by the named executive officers as of August 31, 2005, based on the closing market price of our common stock of $29.635 on that date, are as follows: Mr. Rabin – 14,500 shares valued at $429,708; Mr. McClean – 7,700 shares valued at $228,190; Mr. Rinn – 5,700 shares valued at $168,920; and Mr. Zoellner – 5,700 shares valued at $168,920.

(2)	These awards were granted under our 1996 Long-Term Stock Incentive Plan. The exercise price is the fair market value of such share on the date granted. Each of the 2003 and 2004 awards shown represent stock options which do not qualify under Section 422A of the Internal Revenue Code. The options are exercisable one half at one year from grant date and the second half two years from grant date and expire seven years from grant date. The 2005 award is a grant of stock appreciation rights. This award vests and is exercisable in three substantially equal annual installments each anniversary of the grant date and expire seven years from grant date. All options and SARs may vest earlier upon a change in control as defined in the plan.

(3)	These amounts represent payments earned during 2005 under the Key Employee Long-Term Performance Plan described in the Compensation Committee Report on page 12. This Plan creates a rolling series of three year performance periods. The payments reported for 2005 are for the 2003-2005 fiscal year performance period during which 133% (maximum) of the target performance objective as established in 2003 was achieved. Payments reported for 2004 are for the 2002-2004 performance period during which 90.0% of the target objective set in 2002 was achieved.

(4)	The compensation reported includes Company contributions of $23,575 to the account of each of Messrs. Rabin, Selig, McClean and Rinn under the Commercial Metals Companies Profit Sharing and 401(k) Plan (Qualified Plan), the Company’s qualified retirement plan, and to their account in the Benefit Restoration Plan, a non-qualified plan for certain executives, in the following amounts: Mr. Rabin – $628,717; Mr. Selig – $338,724; Mr. McClean – $201,717 and Mr. Rinn – $178,064. Both plans use a participant’s compensation attributable to the fiscal year, including taxable income from the exercise of non-qualified stock options, as the basis to calculate the amount of Company contribution. The Company contribution is established annually by the Board of Directors as a percentage of annual compensation of all employees participating in the Qualified Plan. Total compensation that could be considered in establishing contributions to participant accounts in the Qualified Plan was limited by IRS regulations at $200,000 for 2003 and 2004 and $205,000 for 2005. The Company’s Benefit Restoration Plan contribution is determined by applying the same contribution percentage used for the Qualified Plan to compensation in excess of the Qualified Plan limits. The compensation reported for Mr. Zoellner, an employee of our Swiss subsidiary residing in Switzerland, represents aggregate Company contributions to statutory and Company sponsored defined contribution plans for employees of the Swiss subsidiary. All of the amounts reported are fully vested in the recipient.

(5)	Mr. Zoellner is an employee of our Swiss subsidiary residing in Switzerland. The dollar amount for Mr. Zoellner’s Salary is based on compensation paid in Swiss Francs converted to U.S. Dollars using an average exchange rate for the twelve months of each fiscal year. The dollar amount for Mr. Zoellner’s Bonus and LTIP payments are based on compensation paid in Swiss Francs converted to U.S. dollars using the exchange rate in effect at the time such amounts were paid.
      The following table provides information on stock appreciation rights (SAR) grants to Messrs. Rabin McClean, Rinn and Zoellner and to all of our current executive officers as a group in fiscal year 2005. Mr. Selig did not receive a SAR grant during 2005. No stock options were granted during 2005.
SAR GRANTS IN LAST FISCAL YEAR

					Potential Realizable
					Value at
					Assumed Annual Rates
	Number of	% of Total			of Stock Price
	Securities	SARs			Appreciation For
	Underlying	Granted to	Exercise or		SAR Term($)(3)
	SARs	Employees in	Base Price	Expiration
Name	Granted(#)(1)	Fiscal Year	($/Sh)(2)	Date	5%	10%

Stanley A. Rabin	35,200	6.8%	24.62	7/8/2012	$352,803	$822,181
Murray R. McClean	18,800	3.6%	24.62	7/8/2012	$188,429	$439,119
Russell B. Rinn	13,900	2.6%	24.62	7/8/2012	$139,317	$324,668
Hanns Zoellner	13,900	2.6%	24.62	7/8/2012	$139,317	$324,668
All executive officers as a group (11 persons)	122,200	23.5%	24.62	7/8/2012	$1,224,788	$2,854,276
Potential Future Commercial Metals Company Stock Price					$34.64	$47.98

(1)	These SARs become exercisable in three equal installments, one-third July 8, 2006, one-third July 8, 2007, and one-third on July 8, 2008 or earlier upon a change of control as defined in our 1996 Long-Term Stock Incentive Plan.

(2)	The exercise price is the fair market value (mean of high and low sales price) on the date of grant.

(3)	The dollar amounts in the last two columns are the result of calculations at the 5% or 10% compound annual rates set by the Securities and Exchange Commission and are not intended to forecast future appreciation of our stock.

      The following table provides information concerning the exercise of options during fiscal year 2005 and unexercised options and SARs held as of August 31, 2005, for the executive officers included in the Summary Compensation Table.
AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/SAR VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money
	Shares		Options/SAR at FY-End(#)		Options/SAR at FY-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Stanley A. Rabin	160,800	2,429,136	417,400	77,000	9,056,160	764,738
Russell B. Rinn	23,200	399,150	107,048	28,900	2,268,574	280,789
Clyde P. Selig	67,600	1,343,496	77,564	0	1,740,847	0
Murray R. McClean	34,000	351,680	68,040	33,800	1,361,291	305,362
Hanns Zoellner	22,000	469,581	68,700	24,400	1,437,310	217,465

(1)	The amounts shown represent the difference between the market value of our common stock on August 31, 2005, of $29.635 and the exercise price of such options.
EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS
      We entered into an employment agreement with Murray R. McClean on May 23, 2005, following his election as Executive Vice President and Chief Operating Officer during the fiscal year. The agreement terminated a prior employment agreement. This new agreement terminates August 31, 2009, unless earlier terminated as provided and will automatically renew for one year terms thereafter until terminated. Mr. McClean’s minimum base salary is $400,000 per year. He is also eligible to earn a discretionary annual bonus. Mr. McClean is eligible to participate in or receive benefits under any plan or arrangement made generally available to our employees. If we terminate Mr. McClean’s employment for cause, or for nonperformance due to disability, or if Mr. McClean terminates his own employment, then we have no further payment obligations. If we terminate Mr. McClean’s employment without cause, then we must pay 150% of his then current annual base salary plus an amount equal to 150% of his average discretionary annual bonus over the prior 5 years. At such time as we do not renew the agreement after the initial term we shall pay Mr. McClean $100,000. Mr. McClean has agreed that during the term of his employment and for eighteen months after his termination, he will not participate in any business that is competitive with our business.
      We entered into an employment agreement with Hanns Zoellner on January 2, 1998. The agreement terminates January 2, 2006, unless earlier terminated as provided in the agreement and will automatically renew for an unspecified period of time unless either party gives notice to the other to terminate the employment under certain conditions. Mr. Zoellner’s minimum annual base salary is 380,000 Swiss Francs, approximately $296,875 at recent exchange rates. He is also eligible to earn a discretionary annual bonus. Mr. Zoellner is eligible to participate in or receive benefits under any plan or arrangement made generally available to our employees. If we terminate Mr. Zoellner’s employment for cause, or for nonperformance of duties due to disability, or if Mr. Zoellner terminates his own employment, then we have no further payment obligations. If we terminate Mr. Zoellner’s employment without cause, then we must pay Mr. Zoellner a severance payment of one year’s salary based on his salary at the time of termination. During the term of his employment and for 24 months after his termination, he will not participate in any business that is competitive with our business.
RETIREMENT BENEFITS
      We have no defined benefit pension plan. Substantially all of our employees in the United States are eligible to participate in our profit sharing and 401(k) plan, a defined contribution plan. Certain employees are participants in a non-qualified benefit restoration plan more fully described in the Compensation Committee report on page 12. This plan restores benefits otherwise payable under the profit sharing and 401(k) plan but for limits on compensation that can be considered under defined contribution plans. Our employees outside the United States generally are eligible for statutory retirement coverage under the law of the country where employed.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      The members of the Compensation Committee of our Board of Directors are Messrs. Womack (Chairman), Feldman, Loewenberg, Massaro and Neary. None of the members of the Compensation Committee was at any time during fiscal year 2005, or at any other time, an officer or employee of Commercial Metals Company. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving either as a member of the Company’s Compensation Committee or as a member of the Company’s Board of Directors.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      This report is submitted by the Compensation Committee concerning compensation policies applicable to our eleven executive officers as of fiscal year end and the basis for Mr. Rabin’s compensation as Chief Executive Officer for our fiscal year ended August 31, 2005. The Compensation Committee is comprised of non-employee directors, Messrs. Womack (Chairman), Feldman, Loewenberg, Massaro and Neary.
Objectives and Strategy
      The company has two cash incentive plans — the Key Employee Annual Incentive Plan and the Key Employee Long-Term Performance Plan. During the fiscal year all of our eleven executive officers and certain other key employees participated in both plans. As of August 31, 2005, only two of our executive officers had employment contracts (described at Certain Relationships and Related Transactions on page 16) although most have many years of service with the company.
      The objectives of our Key Employee Annual Incentive Plan include:

•	payment for short-term results by achieving annual business and financial performance targets;

•	directly linking compensation where appropriate to consolidated financial results;

•	maintaining an entrepreneurial culture among key managers by linking compensation to financial results in defined areas of responsibility;

•	communicating expectations, results and incentive payouts;

•	paying competitive or above market total cash compensation for superior performance; and

•	funding incentive payouts from financial results while maintaining acceptable stockholder returns.
      This plan provides for target award opportunities expressed as a percentage of base salary with a minimum or threshold below which no bonus will be paid, superior and outstanding award levels but does not establish a maximum limit on an individual employee’s annual cash bonus opportunity. The plan does establish a maximum limitation on the aggregate of all employee annual cash bonuses expressed as a percentage of operating profit. The plan’s primary performance measure is operating profit which we define as FIFO operating profit before taxes, bonus payments, charitable contributions and profit sharing plan contributions but after interest expense. The plan provides for a participant’s cash bonus to be determined based on corporate or business unit performance depending on the participant’s responsibilities. Individual performance is also considered. For instance, the chief executive officer’s annual cash bonus award is based on our consolidated financial performance while the annual cash bonus of each president of our business segments is based pro rata on that segment’s financial performance and our consolidated financial performance. Each participant’s annual cash bonus award may be increased or decreased based on evaluation of the individual’s overall job performance including progress toward non-financial goals.
      The objectives of our Key Employee Long-Term Performance Plan include:

•	linking compensation to factors that create long-term financial success;

•	emphasizing greater long-term orientation and competitiveness in total compensation by establishing a performance based component in addition to our existing stock incentives;

•	providing a balance to short-term incentives in the decision making process;

•	encouraging management to promote our overall interest by linking performance to company-wide financial results;

•	remaining competitive with respect to compensation in attracting and retaining superior talent; and

•	funding cash payments through improved business results.
      This plan provides cash payments contingent on the attainment of multi-year performance goals. At the beginning of each three year performance period, the Committee establishes performance goals and sets target award opportunities for each participant expressed as a percentage of that participant’s base salary. Results are measured over the ensuing three-year period. Participants are paid cash awards following the end of each three year period only if we achieve the targeted performance. A minimum target level (threshold) is established below which no payment will be made to any participant as well as a maximum award payment for each participant. The plan’s sole performance measure is growth in earnings before interest, taxes, depreciation and amortization, which we call EBITDA. We measure the average growth in EBITDA over each performance period against our highest previous single fiscal year EBITDA. Participants earn cash awards only if we exceed the previous record single year EBITDA on average for each of the three years in the performance period by at least 8%. The plan uses overall corporate financial performance to determine award levels. We do not consider individual segment results or individual performance.
      The Committee believes the combination of these two cash incentive plans support our long-standing practice of basing a significant portion of total compensation for key executives at risk contingent upon financial results measured with both annual and longer term elements. This strategy continues our philosophy of (i) having competitive base salaries which we endeavor to establish below the median, at approximately the 40th percentile, for positions of similar responsibility based on a review of data from a metals business peer group and durable goods manufacturers of comparable size, and (ii) providing an opportunity for above-average annual cash bonuses with attainable long-term equity incentive expectations. In addition, the Committee has continued to award stock incentives, which during 2005 were in the form of restricted stock awards and stock appreciation right grants, to executive officers in amounts and subject to shorter exercise availability periods than at comparable companies. The Committee believes this strategy is consistent with the highly cyclical nature of our business which is characterized by wide periodic swings in steel and other metal prices.
      In evaluating compensation matters, the Committee reviews information when appropriate prepared or compiled by Company employees including the Company’s vice president of human resources, compensation consultants retained by the Company, and, during 2005, conferred with an independent compensation consulting firm retained directly by the Committee. The Committee utilizes this information and makes decisions based on the information as well as the business experience of each committee member.
Cash Compensation
      Base Salary. Fiscal year 2005 base salaries for the eleven executive officers increased in aggregate approximately $346,000 or 10.8%. Fiscal year 2006 base salaries for executive officers have been approved by the Committee which will result in an aggregate increase in salary expense of approximately $250,000. The Committee believes the base salary of each executive officer reflects his or her individual contribution, is within the 40th percentile to median salary range for similar positions with companies of comparable size and complexity, and is aligned with our total compensation strategy.
      Annual Incentive Bonus. Fiscal 2005 net earnings reached an all-time high, increasing 116% over the prior year’s then record results. Our return on beginning equity was approximately 43%. We have previously said we are committed to directly linking annual cash incentives to financial results with the opportunity for above market total cash compensation for superior performance. A review of this Committee’s actions over the past three years shows that philosophy at work. In fiscal 2003 we reduced aggregate annual cash bonuses despite what we considered good overall performance relative to competitors in a difficult environment. The picture changed dramatically for fiscal 2004 when record earnings resulted in last year’s record cash bonus payments to our executive officers as a group and to our CEO. For 2005 we had the enjoyable but difficult task of establishing annual cash incentive bonuses with yet another year of record earnings — indeed more than double the prior year’s record — behind us. By most every measurement the Company’s performance was outstanding and compared favorably with its business peer group. The stock performance graph on page 17 confirms that evaluation. However, we determined that, even with this outstanding performance, we were approaching the upward limits of what we consider to be appropriate compensation levels. We evaluated executive officers’ individual contributions and their respective segment performance, when applicable, in the context of the company’s overall outstanding consolidated financial results. We applied compensation metrics as we considered appropriate, exercised our qualitative judgment and determined that while increased cash bonus amounts were generally in order the level of increases should be reduced from the prior year and substantially less than the corresponding increase in net profits. As a result we determined that cash bonus payments attributable to fiscal year 2005 for the eleven executive officers, including our CEO, would increase in aggregate $959,000 or 13.5% above 2004 annual cash bonus levels. As we said last year, we are not unmindful that, even with the nearly 116% increase in net profits over the prior year, this represents yet a second year of substantial increase in cash bonus payments to recipients. We believe the increase to be well justified as a direct product of the company’s record setting success over the last year. The Committee believes these bonus payments are consistent with the evaluation of our overall financial results and the intent of our annual incentive plan.
Long-Term Compensation
      Equity-Based. We issued awards of restricted stock and stock appreciation rights grants to nine of the eleven executive officers during fiscal year 2005. A total of 261 other employees also received one or both of these equity incentives. The number of restricted shares awarded to executive officers, 50,300, was approximately 20% of the total 256,000 restricted shares awarded to all employees during the year. The number of shares subject to stock appreciation rights granted to executive officers was 122,200, approximately 23% of the total 520,250 shares subject to grants awarded to all employees during the year. We made these awards and grants based on an evaluation of each executive’s responsibilities and ability to influence long-term growth and profitability. The Committee believes equity based incentives align stockholder interest with compensation levels and intends to continue issuing equity incentives, when and in the form it considers appropriate.
      Long-Term Cash Incentive Plan. Prior to 2004 no payments had been earned under the long-term cash incentive plan because minimum or threshold performance measures had not been achieved. The 2004 financial performance resulted in payouts for the three year performance period ended August 31, 2004, being achieved equal to 90.9% of the target amounts established for each participant at the beginning of fiscal year 2002. For 2005 the payments were capped at the maximum permitted under the plan as 133% of the target amount established at the beginning of fiscal year 2003 was achieved over the three year period ended in 2005. As a result, cash payments aggregating $2,334,394 were made to executive officers including our CEO. The record 2005 EBITDA plus 8% now becomes the minimum hurdle threshold that must be attained, on average, during each year of the three year performance period beginning with fiscal year 2006 and ending in 2008. The committee considers the establishment of high, yet attainable, results over a three-year performance period to be a significant factor in balancing short term and longer term cash incentives as executive officer compensation strategy.
      Retirement Benefits. We have no defined benefit pension plans. The only tax qualified long-term compensation retirement plan we have for our employees in the United States is our defined contribution profit sharing and 401(k) plan. As a result of limitations mandated by federal tax law and regulations that limit defined contribution plan retirement benefits of more highly compensated employees, including executive officers, our board of directors in 1996 approved the Benefit Restoration Plan (BRP). The BRP is a non-qualified plan for certain executives who are subject to benefit limits in the defined contribution plan. Following each year-end we credit to the participant’s account under the Benefit Restoration Plan a dollar amount equal to the amount of Company contribution the participant would have received under the profit sharing and 401(k) plan but for the benefit reduction imposed by law on the Company’s contribution to that plan. Although not required to do so under the BRP, the Company may segregate assets equal to a portion of the BRP amount credited to participant accounts in a trust created for BRP participants. Each BRP participant is a general unsecured creditor of the Company to the extent of his or her BRP account benefit and the assets of the trust are subject to claims of Company creditors in general. The amount we credit to the accounts of BRP participants, including executive officers, vest under the same terms and conditions as the profit sharing and 401(k) plan. The investment options available to BRP participants are mutual funds similar to those offered in the profit sharing and 401(k) plan and there is no Company guaranteed rate of return. The Committee believes these payments are an important element in our long-term compensation program because they restore a reasonable level of retirement benefits for key employees, including executive officers.

CEO Compensation
      The Committee annually sets Mr. Rabin’s salary based on similar positions in industry peers and comparable durable goods manufacturing companies. Mr. Rabin’s annual bonus is based on the same factors considered for other members of the executive officer group as described under the annual incentive plan and is tied to our overall performance with no weighting for individual segment performance. Mr. Rabin’s salary for fiscal year 2005 was $600,000, an increase of $50,000 over the prior year. Mr. Rabin’s cash bonus for fiscal year 2005 was set at $2,000,000 an increase of $350,000 over the prior year annual cash bonus. This represents a 21% increase over Mr. Rabin’s prior year bonus in a year when net earnings exceeded our previous record by 116%. Mr. Rabin also received a payment of $630,000, or 133% of his target for the three year performance period ended August 31, 2005 under the Long Term Cash Incentive Plan described above. As a result, his total cash compensation (salary, bonus and long-term cash incentive payout) was $3.23 million, an increase of approximately 27% from the prior year. The increased annual incentive cash bonus paid to Mr. Rabin reflected the Committee’s determination that as Chief Executive Officer with responsibility for consolidated financial performance his earnings should reflect the Company’s two year in a row record financial results and the Committee’s evaluation of his individual performance as excellent. The Committee believes Mr. Rabin’s guidance and implementation of strategic direction beginning during prior periods of prolonged and difficult industry-wide market conditions positioned the Company to take full advantage of the favorable market conditions over the past year. The Committee is of the opinion that Mr. Rabin’s annual cash bonus and long term incentive cash payments are consistent with the objectives and strategy of our compensation philosophy. The Committee determined that Mr. Rabin’s salary for fiscal year 2006 should be increased to $650,000. Mr. Rabin received an award of 14,500 shares of restricted stock and was granted stock appreciation rights to 35,200 shares during fiscal year 2005.
Conclusion
      The Committee believes that current total compensation arrangements are reasonable, competitive, and consistent with the compensation philosophy and plans described above and reflect our financial results. The Committee will continue to monitor the federal tax treatment to us and to our executive officers of various payments and benefits. In that connection, we are mindful of the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, under which a publicly held company will not be allowed a federal income tax deduction for certain compensation paid to certain executive officers to the extent that compensation exceeds $1 million per certain executive officer in any year. Although it is our policy to optimize the deductibility of compensation, we may authorize compensation which may not be fully deductible by the Company. In prior years this limitation has had little or no impact on the deductibility of compensation we have paid.. The Committee will monitor the impact of this restriction but will continue to maintain flexibility in establishing compensation policy without regard to the Section 162(m) limitations although we may, under certain circumstances, take steps to limit executive officer compensation to that which is deductible under Section 162(m) or seek stockholder approval to qualify compensation under certain performance based plans for exemption from the limits of Section 162(m). The Committee shall continue to administer compensation programs for executive officers, evaluate recommendations for establishment of performance measures under existing plans and consider new compensation policies when appropriate.

Robert R. Womack (Chairman)
Moses Feldman
Ralph E. Loewenberg
Anthony A. Massaro
Robert D. Neary

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Commencing in July 2000, pursuant to the terms of Murray R. McClean’s then applicable employment agreement, we made three loans evidenced by three notes to Mr. McClean. The purpose of the loans was to assist with Mr. McClean’s expenses, including the purchase of a home, in connection with his relocation from Australia to our headquarters in Dallas. One of the loans was repaid in full during fiscal year 2003. The largest aggregate amount of Mr. McClean’s indebtedness during fiscal year 2005 for the remaining two loans was $198,000. The two notes bear interest at a variable rate fixed annually each September 1 equal to U.S. Treasury Securities adjusted to a constant maturity of one year for the preceding month of July plus one percent. As of September 1, 2004, the interest rate was 3.10%. In October, 2004, Mr. McClean repaid in full the entire principal and all interest due and no longer has any loan outstanding from the Company.
      Pursuant to the Sarbanes-Oxley Act of 2002, new loans to executive officers and directors are prohibited, and existing loans may not be amended or extended. As a result, we will not grant any new loans to our executive officers or directors. The loans to Mr. McClean were made prior to the effective date of the Sarbanes-Oxley Act of 2002, there have been no extensions or amendments of these loans after such date and all required payments of principal and interest were made on or before the due dates.

STOCK PERFORMANCE GRAPH
      The following graph compares the cumulative total return of our common stock during the five year period beginning August 31, 2000, and ending August 31, 2005, with the Standard & Poor’s 500 Composite Stock Price Index also known as the “S&P 500” and the Standard & Poor’s Steel Industry Group Index also known as the “S&P Steel Group.” Each index assumes $100 invested at the close of trading August 31, 2000, and reinvestment of dividends.

	Cumulative Total Return

	2000	2001	2002	2003	2004	2005

Commercial Metals Company	$100.00	$114.71	$140.32	$149.56	$267.76	$462.39
S&P 500	$100.00	$75.61	$62.01	$69.49	$77.45	$87.17
S&P Steel	$100.00	$118.01	$107.34	$113.70	$193.97	$253.78

PROPOSAL II
PROPOSAL TO ADOPT AN AMENDMENT TO THE
RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF
AUTHORIZED SHARES OF COMMON STOCK
The Board of Directors recommends a vote FOR this proposal.
      On November 7, 2005, the Board of Directors adopted a resolution to amend the Company’s restated certificate of incorporation to increase the number of authorized shares of common stock, par value $5.00 per share, from 100,000,000 to 200,000,000 shares and to propose such an amendment to be voted on by the stockholders at this annual meeting. The Board of Directors strongly recommends the adoption by the stockholders of such an amendment.
      On November 30, 2005, there were 58,389,580 shares of common stock issued and outstanding not including 6,140,752 treasury shares. In addition, as of such date, 5,738,484 shares of common stock were reserved for issuance upon exercise of outstanding stock options and subscriptions under our employee stock purchase plan. A total of 4,358,841 shares of common stock were reserved for future issuance under our equity compensation plans. Accordingly, as of November 30, 2005, 25,372,343 shares were otherwise available for future issuance. If this proposal is approved and effected, we will have available 125,372,343 authorized but unissued and unreserved shares of common stock. The board of directors believes that it is in the best interests of our Company and its stockholders to increase the number of authorized but unissued shares of common stock in order to have additional shares available to meet future business needs as they arise. The Board of Directors believes the availability of these additional shares will provide our Company with the flexibility to issue common stock for a variety of purposes including, among others, the declaration of stock splits or distributions, the sale of common stock or securities that may convert into common stock to obtain additional funding, the purchase of property, the acquisition of other companies, the use (subject to stockholder approval as required) of additional shares for various equity compensation and other employee benefit plans, and other bona fide corporate purposes. In the past, the Board of Directors has declared and paid stock dividends when the then-current common stock price was above the historical trading range in order to enhance liquidity and return the common stock price to its historical range. Since 1966 we have declared and paid 16 stock dividends ranging from 5% to 100%. For example, in January, 2005, a two-for-one stock split in the form of a stock dividend was declared and paid to stockholders.
      While no stock dividend, acquisition for stock or use of stock for additional financing is currently proposed or contemplated, and we have no immediate plans, understandings, agreements or commitments to issue any portion of the additional authorized shares that would result from the proposed amendment, the Board of Directors believes that the proposed increase will provide desired flexibility should a need arise.
      Although not designed or intended for such purposes, the effect of the proposed increase in the authorized number of shares of common stock might render more difficult or discourage a merger, tender offer, proxy contest or change in control and the removal of management, which stockholders might otherwise deem favorable. The authority of the Board of Directors to issue common stock might be used to create voting impediments or to frustrate an attempt by another person or entity to effect a takeover or otherwise gain control of our Company because the issuance of additional common stock would dilute the voting power of the common stock and preferred stock then outstanding. The additional shares of common stock could also be issued to purchasers who would support the Board of Directors in opposing a takeover bid that the Board of Directors determines not to be in the best interests of our Company and its stockholders. We are not currently aware of any pending or proposed transaction involving a change in control. While authorization of additional shares may be deemed to have potential anti-takeover effects, this proposal is not prompted by any specific effort or perceived threat of takeover.
      The proposed amendment would not alter any of the rights incident to the ownership of shares of common stock or affect the terms and conditions upon which shares of common stock currently may be issued. Holders of shares of common stock currently have no preemptive rights to acquire any additional securities including any shares of common stock, and this will continue to be the case if the proposed amendment is approved and adopted.

      The proposed amendment authorizing the increase in the authorized shares of the common stock will amend the Article Fourth of our restated certificate of incorporation. If the amendment is approved, the text of the Article Fourth will read in its entirety as set forth below:

“FOURTH: The aggregate number of shares of capital stock which the corporation shall have authority to issue is Two Hundred Two Million (202,000,000) of which Two Hundred Million (200,000,000) shares shall be Common Stock at the Par Value of Five Dollars ($5.00) per share and Two Million (2,000,000) shares shall be Preferred Stock of the Par Value of One Dollar ($1.00).”
      If this proposal is approved, we plan to file a certificate of amendment to the restated certificate of incorporation with the Secretary of State of Delaware as soon as possible after the annual meeting.
Vote Required
      The affirmative vote of the holders of a majority of our common stock issued and outstanding is required to adopt the amendment to the restated certificate of incorporation.
      The Board of Directors recommends a vote FOR the proposal to adopt a resolution to amend the Company’s restated certificate of incorporation to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000 shares.
PROPOSAL III
PROPOSAL TO ADOPT AN AMENDMENT TO THE
RESTATED CERTIFICATE OF INCORPORATION TO DECREASE THE PAR VALUE OF
THE COMMON STOCK
The Board of Directors recommends a vote FOR this proposal.
      On November 7, 2005, the Board of Directors adopted a resolution to amend the Company’s restated certificate of incorporation to change the par value of the Company’s common stock from $5.00 per share to $.01 per share and to propose such an amendment to be voted on by the stockholders at this annual meeting. The Board of Directors strongly recommends the adoption by the stockholders of such an amendment.
      The purpose to be accomplished by the adoption of the proposed amendment to the Company’s restated certificate of incorporation is to provide the Company with additional flexibility with respect to the Company’s capital accounts under Delaware law. Upon the effectiveness of the change in par value, the Company’s capital stock account will be reduced by an amount per share equal to $4.99, and the additional paid-in capital account will be credited with the aggregate amount by which the capital stock account is reduced. Historically, the concepts of par value and the capital stock account of a corporation were to protect creditors and senior security holders by ensuring that the corporation received at least the par value as consideration for issuance of its shares. Over time, these concepts have lost their significance for the most part. In fact, Delaware corporate law permits the issuance of shares without par value. Most newly-formed companies have no par value or a minimal par value.
      The Board of Directors believes that the change in par value will provide the Company with greater flexibility with respect to the issuance of stock and stock-based compensation because Delaware law requires that the Company receive at least the par value as payment for the common stock. In addition, the corresponding reduction in the capital stock account of the Company will provide the Board of Directors additional flexibility with respect to dividends and distributions. Under Delaware law, the Board of Directors may declare dividends only out of the Company’s surplus (the excess of the Company’s net assets over the capital stock account) or if there is no surplus, only under specified conditions. The reduction in par value will increase the Company’s surplus for purposes of this provision of Delaware law.
      The reduction in par value will have no impact on the value of the Company’s stock or the rights of its stockholders and will not affect outstanding options or employee benefit plans. If the proposed amendment is approved by the stockholders, the change in par value will, however, enable the Company to realize significant reductions in the amount of the franchise taxes payable annually to the State of Delaware and filing fees charged by the State of Delaware in connection with any future increase in the number of authorized shares of capital stock.
      The proposed amendment authorizing the decrease of the par value of the common stock from $5.00 per share to $.01 per share will amend the Article Fourth of our restated certificate of incorporation. If the amendment is approved, the text of the Article Fourth will read in its entirety as set forth below:

“FOURTH: The aggregate number of shares of capital stock which the corporation shall have authority to issue is One Hundred and Two Million (102,000,000) shares of which One Hundred Million (100,000,000) shares shall be Common Stock at the Par Value of One Cent ($.01) per share and Two Million (2,000,000) shares shall be Preferred Stock of the Par Value of One Dollar ($1.00).”
      If this proposal is approved, we plan to file a certificate of amendment to the restated certificate of incorporation with the Secretary of State of Delaware as soon as possible after the annual meeting.
Vote Required
      The affirmative vote of the holders of a majority of the Company’s outstanding common stock is required for the adoption of the proposed amendment.
      The Board of Directors recommends a vote FOR the proposal to adopt a resolution to decrease the par value of the common stock from $5.00 per share to $.01 per share.
      If both Proposal II and Proposal III are adopted, the text of the Article Fourth will read in its entirety as set forth below:

“FOURTH: The aggregate number of shares of capital stock which the corporation shall have authority to issue is Two Hundred and Two Million (202,000,000) shares of which Two Hundred Million (200,000,000) shares shall be Common Stock at the Par Value of One Cent ($.01) per share and Two Million (2,000,000) shares shall be Preferred Stock of the Par Value of One Dollar ($1.00).”
AUDIT COMMITTEE REPORT
      For many years we have had a standing Audit Committee of our Board of Directors. Our Board of Directors annually selects the members of the Committee. Five non-employee directors, Messrs. Neary, (Chairman), Adams, Feldman, Smith and Womack are presently members of the Committee. Our Board of Directors has determined that each member of the Committee is qualified to serve. The Committee satisfies all applicable financial literacy requirements and each member is independent as required by the Sarbanes-Oxley Act and as “independence” is defined by the revised listing standards of the New York Stock Exchange. Our Board of Directors has determined that Messrs. Neary, Smith and Womack meet the definition of “audit committee financial expert” as defined by the Securities and Exchange Commission.
      The Audit Committee Charter sets forth the duties and responsibilities of the Committee. During the fiscal year ended August 31, 2005, the Committee met nine times. The Committee among other activities described in its charter, has sole authority for the appointment (subject to stockholder ratification), retention, oversight, termination and replacement of the independent auditor, recommends to our Board of Directors whether the audited financial statements should be included in our Annual Report on Form 10-K, reviews quarterly financial statements with management and the independent auditor, reviews with our internal audit staff and independent auditor our controls and procedures and approves, prior to rendition of services, all audit and engagement fees of the independent auditor.
      The Committee has reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2005, with management and with the independent auditors. Those discussions included the matters required to be disclosed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee has received the written disclosures and letter from the independent auditors as required by Independence Standards Board Standard No. 1 concerning independence discussions with audit committees. The Committee has discussed with the independent auditors their independence under such standards and has determined that the services provided by Deloitte & Touche LLP are compatible with maintaining their independence. Based on the Committee’s discussion and review with management and the independent auditors, the Committee recommended to our Board of Directors that the audited financial statements for the fiscal year ended August 31, 2005, be included in our Annual Report on Form 10-K as filed November 9, 2005 with the Securities and Exchange Commission.

Robert D. Neary, Chairman
Harold L. Adams
Moses Feldman

J. David Smith

Robert R. Womack
PROPOSAL IV
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
The Board of Directors recommends a vote FOR the proposal.
      The Audit Committee of our Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2006, subject to stockholder ratification. Fees billed by Deloitte & Touche LLP to us for services during the fiscal years ended August 31, 2004 and August 31, 2005 were:

	Fiscal Year	Fiscal Year
Type of Fees	2004	2005

Audit Fees	$1,436,063	$2,746,883
Audit-Related Fees	$84,756	$165,170
Tax Fees	$363,860	$104,307
All Other Fees	$0	$0
Deloitte & Touche LLP Total Fees	$1,884,679	$3,016,360
      The caption “Audit Fees” are fees we paid Deloitte & Touche LLP for professional services for the audit of our consolidated financial statements included in Form 10-K and review of financial statements included in Form 10-Qs, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. The fiscal year 2005 Audit Fees include $1,292,383 for Sarbanes-Oxley Section 404 internal control attestation and report services. “Audit-Related Fees” are fees billed by Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of the audit and review of our financial statements, “Tax Fees” are fees for tax compliance, tax advice, and tax planning, and “All Other Fees” are fees billed by Deloitte & Touche LLP for any services not included in the first three categories.
      Representatives of Deloitte & Touche LLP will be present at the meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions. The Board of Directors requests that stockholders ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the independent registered public accounting firm to conduct the 2006 audit of our financial statements.
Vote Required
      The affirmative vote of the holders of a majority of shares present or represented at the meeting and entitled to vote is required to adopt the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2006.
      The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP.
GENERAL
      The annual report to stockholders covering fiscal year 2005 has been mailed to stockholders with this mailing or previously. The annual report does not form any part of the material for the solicitation of proxies.

      Pursuant to the rules of the Securities and Exchange Commission, a proposal to be presented by a stockholder at the 2007 annual meeting must be received by us at our principal executive offices no later than August 12, 2006.
      We will bear the expense of solicitation of proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone or facsimile. We will request brokers, dealers or other nominees to send proxy material to and obtain proxies from their principals and will, upon request, reimburse such persons for their reasonable expenses.
OTHER BUSINESS
      Management knows of no other matter that will come before the meeting. However, if other matters do come before the meeting, the proxy holders will vote in accordance with their best judgment.

By Order of the Board of Directors,

David M. Sudbury
Vice President, Secretary
and General Counsel
December 12, 2005

DIRECTIONS TO COMMERCIAL METALS COMPANY
ANNUAL MEETING OF STOCKHOLDERS
JANUARY 26, 2006, 10:00 A.M.
FOUR SEASONS CONFERENCE CENTER AMPHITHEATER
4150 North MacArthur Boulevard
Irving, Texas
Directions From DFW Airport
      Take the North exit out of the airport to 114 East towards Dallas. Take the MacArthur Blvd. exit and turn RIGHT onto N. MacArthur Blvd. Continue on approximately 2 miles to the Four Seasons on the left.
Directions From Love Field
      Take the exit out of Love Field and turn RIGHT onto Mockingbird Lane. Stay on Mockingbird to 183W toward Fort Worth. Take 114 West toward Grapevine/ DFW Airport North Entry. Take the Walnut Hill Lane/ MacArthur Blvd exit. Stay straight past Walnut Hill Lane to MacArthur Blvd. and turn LEFT onto MacArthur Blvd. Continue on approximately 2 miles to the Four Seasons entrance on the left.
Directions From Downtown Dallas
      Take 35E/ Stemmons Freeway to 114 West toward Grapevine/ DFW Airport North Entry. Take the Walnut Hill Lane/ MacArthur Blvd exit. Stay straight past Walnut Hill Lane to MacArthur Blvd. and turn LEFT onto N. MacArthur Blvd. Continue on approximately 2 miles to the Four Seasons entrance on the left.
Directions From North Dallas
      From 75/ Central Expressway or the North Dallas Tollway take 635/ LBJ Freeway West toward DFW Airport. Take the President George Bush Tollway SOUTH exit (exit no. 30). Take the Las Colinas Blvd exit. Stay straight continuing past Las Colinas Blvd. to MacArthur Blvd. Turn LEFT onto MacArthur Blvd. and continue approximately 3 miles over 161 and 114 to the Four Seasons entrance on the left.
Directions From Fort Worth
      Take I-30 EAST to 360 NORTH. Take the 183 EAST exit (towards Dallas) and stay on 183 to the MacArthur Blvd. exit. Go LEFT on N. MacArthur. Continue on past Northgate to the Four Seasons entrance on the right.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 and 4.	PLEASE MARK YOUR VOTES AS INDICATED IN ☑ THIS EXAMPLE

1. ELECTION OF DIRECTORS		2.	AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE	FOR ☐	AGAINST ☐	ABSTAIN ☐
FOR all nominees listed except as marked to the	WITHHOLD AUTHORITY to vote for all		COMPANY’S COMMON STOCK FROM 100,000,000 TO 200,000,000 WITH NO CHANGE IN THE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK
contrary ☐	nominees listed ☐	3.	AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO DECREASE THE PAR VALUE OF THE COMPANY’S COMMON STOCK FROM $5.00 PER SHARE TO $.01 PER SHARE.	FOR ☐	AGAINST ☐	ABSTAIN ☐

NOMINEES: 01 ANTHONY A. MASSARO, 02 ROBERT D. NEARY, 03 HAROLD L. ADAMS		4	RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING AUGUST 31, 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐

		5.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
INSTRUCTION: To withhold authority to vote
for any individual nominee, write that
nominee’s name in the space provided below.
I PLAN TO ATTEND
THE MEETING. ☐

Dated:

Signature

Signature if held Jointly

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in the partnership name by authorized person.

PLEASE MARK, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

o FOLD AND DETACH HERE o
VOTE BY INTERNET OR TELEPHONE OR MAIL
24 HOURS A DAY, 7 DAYS A WEEK
INTERNET AND TELEPHONE VOTING IS AVAILABLE THROUGH 11:59PM EASTERN TIME THE DAY PRIOR TO ANNUAL MEETING DAY.
YOUR INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

INTERNET		TELEPHONE		MAIL
http://www.proxyvoting.com/cmc		1-866-540-5760
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site, or vote your proxy thru ISD at: http://www.melloninvestor.com/isd.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE,
YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.
PROXY COMMERCIAL METALS COMPANY 6565 NORTH MACARTHUR BOULEVARD, IRVING, TEXAS 75039
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned shareholder(s) of Commercial Metals Company hereby appoint(s) Stanley A. Rabin, David M. Sudbury and William B. Larson, or any of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote and act for the undersigned at the 2006 Annual Meeting of Stockholders of Commercial Metals Company to be held on Thursday, January 26, 2006 at 10:00 a.m., Central Standard Time, in the Four Seasons conference center, 4150 North MacArthur Boulevard, Irving, Texas, and any adjournment, continuation, or postponement of the meeting, according to the number of votes which the undersigned is now, or may then be, entitled to cast, hereby revoking any proxies previously executed by the undersigned for the meeting.
All powers may be exercised by a majority of said proxy holders or substitutes voting or acting or, if only one votes and acts, then by that one. The undersigned instructs such proxy holders or their substitutes to vote as specified below on the proposals set forth in the Proxy Statement.
PLEASE MARK, DATE AND SIGN THIS PROXY ON REVERSE SIDE

o FOLD AND DETACH HERE o
YOU CAN NOW ACCESS YOUR CMC ACCOUNT ONLINE.
Access your Commercial Metals Company shareholder account online via Investor ServiceDirect(R) (ISD).
Mellon Investor Services LLC, Transfer Agent for Commercial Metals Company, now makes it easy and convenient to get current information on your shareholder account.

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o View account status	o View payment history for dividends
o View certificate history	o Make address changes
o View book-entry information	o Obtain a duplicate 1099 tax form
o Establish/change your PIN
VISIT US ON THE WEB AT http://www.melloninvestor.com/isd
FOR TECHNICAL ASSISTANCE CALL 1-877-978-7778 BETWEEN
9AM-7PM MONDAY-FRIDAY EASTERN TIME
Investor Service Direct® is a registered trademark of Mellon Investor Services LLC

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